Exhibit 2.1

SHARE EXCHANGE AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER ("Agreement") made this 1st of March, 2012, by and among EZJR, INC., a Nevada corporation ("Parent"), EZJR, INC. ACQUISITION CORPORATION, a Nevada corporation ("Sub"), both entities located at 2235 E. Flamingo, Suite 114, Las Vegas, NV 89119 and OwnerWiz Realty Inc, a Georgia Corporation, located at 935 Highway 124 #215, Braselton, GA 30517 (“OWR”).

RECITALS:

A. Parent is a corporation formed under the laws of the State of Nevada pursuant to Articles of Incorporation filed with the Nevada Secretary of State on August 14, 2006 (the “Articles of Incorporation”).

B. The Sub is a Nevada Corporation formed under the laws of the State of Nevada on January, 30, 2012, as a subsidiary of EZJR, Inc.

C. OWR, is a Georgia Corporation, formed under the laws of the State of Georgia on April 12, 30, 2011.

D. The management and Board of Directors of EZJR, Inc. has determined that it is in the best interests of EZJR to acquire ownership in OWR in exchange for its shares.

E. After due diligence, the Board of Directors of the Parent and the majority shareholders of the Parent have determined that a merger of OWR with and into the Sub (the “Merger”), upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

F. After due diligence, the Board of Directors of the Sub and the majority shareholders of the Sub have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of its shareholders, and its Board of Directors has approved such Merger.

G. After due diligence, the Board of Directors of OWR and as well as the requisite shareholders of OWR have determined that the Merger, upon the terms and subject to the conditions set forth in this Agreement, would be fair and in the best interests of the shareholders of OWR, and its Board of Directors has approved the Merger.

H. The Parent, Sub, and OWR desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

I. For federal income tax purposes, the parties intend that the Merger shall qualify as a reorganization under the provisions of Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I

THE MERGER

1.01 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Nevada Corporations Code (the "Nevada Statutes"), Sub shall acquire OWR and then shall be merged with and into the Parent at the Effective Time of the Merger. OWR will become a wholly owned subsidiary of the Parent.

1.02 Closing. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.01 and subject to the satisfaction or waiver of the conditions set forth in Article VI, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the business day after satisfaction of the conditions set forth in Article VI (or as soon as practicable thereafter following satisfaction or waiver of the conditions set forth in this Agreement) (the "Closing Date"), unless another date, time or place is agreed to in writing by the parties hereto.

1.03 Effective Time of Merger. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file articles of merger (the "Articles of Merger") executed in accordance with the relevant provisions of the Nevada Statutes and shall make all other filings or recordings required under Nevada Statutes. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of State of Nevada or at such other time as is permissible in accordance with Nevada Statutes and as Parent and OWR shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the "Effective Time of the Merger"). Parent shall use reasonable efforts to have the Closing Date and the Effective Time of the Merger to be the same day.

1.04 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the Nevada Statutes.

1.05 Articles of Incorporation; Bylaws; Purposes.

(a) The Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger shall be the Certificate of Incorporation of the Parent until thereafter changed or amended as provided therein or by applicable law.

(b) The Bylaws of the Parent in effect at the Effective Time of the Merger shall be the Bylaws of the Parent until thereafter changed or amended as provided therein or by applicable law.

(c) The purposes of the Parent and the total number of its authorized capital stock shall be as set forth in the Certificate of Incorporation of the Parent in effect immediately prior to the Effective Time of the Merger until such time as such purposes and such number may be amended as provided in the Certificate of Incorporation of the Parent and by applicable law.

ARTICLE II

EFFECT OF THE MERGER

ON THE CAPITAL STOCK

OF THE CONSTITUENT CORPORATIONS

2.01 Effect on Capital Stock. As of the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders of shares of OWR Common Stock or any shares of capital stock of Sub:

(a) At the Effective Time, one hundred percent of the OWR shares (100,000 shares) issued and outstanding will be exchanged for 390,000 shares in the Sub.

(b) Common Stock of Sub. Each share of common stock of Sub issued and outstanding immediately at the Effective Time of the Merger shall be converted into one share of Common Stock of the Parent and shall be the issued and outstanding capital stock of the Parent.

(c) Cancellation of Parent-Owned Sub Common Stock. Each share of Common Stock of the Sub that is owned by Parent shall automatically be cancelled and retired and shall cease to exist.

(d) Conversion of Sub Common Stock. Except as otherwise provided herein, each issued and outstanding share of Sub Common Stock shall be converted into fully paid and non-assessable shares of Parent Common Stock in accordance with the Exchange Ratio described in Section 2.02. Three Hundred Ninety Thousand (390,000) common shares of said Merger Consideration shall be the "Initial Deposit" and deposited by the Parent with the Exchange Agent (as described below) further to Section 2.04(a) herein, shall be deposited by the Parent into the Sub, together with the Initial Deposit, shall be known as the "Merger Consideration."

(e) Surviving Corporation. At the Effective Time, OWR will merge into the Sub, the Sub will collapse into OWR and OWR will be the surviving corporation, and the Sub will remain as a subsidiary of EZJR, Inc. This needs to be accomplished in order to maintain the real estate licensing requirements OWR has established in Georgia.

(f) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares of OWR Common Stock issued and outstanding immediately prior to the Effective Time of the Merger held by a holder (if any) who has the right to demand payment for and an appraisal of such shares as provided under Nevada law, if applicable, ("Dissenting Shares") shall not be converted into a right to receive Merger Consideration unless such holder fails to perfect or otherwise loses such holder's right to such payment or appraisal, if any. If, after the Effective Time of the Merger, such holder fails to perfect or loses any such right to appraisal, each such share of such holder shall be treated as a share that had been converted as of the Effective Time of the Merger into the right to receive Merger Consideration in accordance with this Section 2.01. OWR shall give prompt notice to Parent of any demands received by OWR for appraisal of shares of OWR Common Stock, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. OWR shall not, except with the prior written consent of Parent, make any payment with respect to, or settle or offer to settle, any such demands.

2.02 Exchange Ratio. The "Exchange Ratio" is as follows:

All 100,000 issued and outstanding shares of OWR Stock shall be converted into three hundred ninety thousand (390,000) shares of Parent Common Stock in the Merger. No fractional Parent Common Stock shall be issued in the Merger.

2.03 Exchange of Certificates

(a) Exchange of Certificates. As soon as reasonably practicable as of or after the Effective Time of the Merger, Parent shall issue the Initial Deposit, for the benefit of the holders of shares of OWR Common Stock, for exchange in accordance with this Article II. Any shares remaining after the Settlement Date (as described below) will be transferred by the Parent for the benefit of the holders of shares of OWR Common Stock, for disbursement pro rata to the holders of shares of OWR Common Stock as of the Effective Time of the Merger.

(b) Settlement Date. The settlement date as set forth herein shall be such date which is one month from the Effective Time of the Merger and the date of the resolution of any Contests further to Section 9.03 herein.

(c) Exchange Procedures. As soon as practicable after the Effective Time of the Merger, each holder of an outstanding certificate or certificates which prior thereto represented shares of OWR Common Stock shall, upon surrender of such certificate or certificates and acceptance be entitled to a certificate or certificates representing the number of shares of Parent Common Stock into which the aggregate number of shares of OWR Common Stock previously represented by such certificate or certificates surrendered shall have been converted pursuant to this Agreement. OWR shareholders shall accept such certificates upon compliance with such reasonable terms and conditions to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time of the Merger, there shall be no further transfer on the records of OWR or its transfer agent of certificates representing shares of OWR Common Stock and if such certificates are presented to OWR for transfer, they shall be cancelled against delivery of certificates for Parent Common Stock as hereinabove provided. If any certificate for such Parent Common Stock is to be issued in a name other than that in which the certificate for OWR Common Stock surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes or other costs required by reason of the issuance of certificates for such Parent Common Stock in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that all taxes have been paid. Until surrendered as contemplated, each certificate for shares of OWR Common Stock shall be deemed at any time after the Effective Time of the Merger to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 3.01.

(d) Distributions with Respect to Shares not exchanged at Effective Time. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time of the Merger shall be paid to the holder of any un-surrendered certificate for shares of OWR Common Stock with respect to the shares of Parent Common Stock represented thereby until the surrender of such certificate in accordance with this Article I. In addition, after the Settlement Date, all remaining shares, if any, shall be transferred to the Parent for cancellation, said transfer to take place within ten (10) business days after the Settlement Date.

(e) No Further Ownership Rights in OWR Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of certificates representing shares of OWR Common Stock in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to the shares of OWR Common Stock theretofore represented by such certificates.

(f) No Liability. None of Parent, Sub, or OWR shall be liable to any person in respect of any shares of Parent Common Stock (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing shares of OWR Common Stock shall not have been surrendered prior to March 31, 2012 any such shares, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of the Parent, free and clear of all claims or interests of any person previously entitled thereto.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

3.01 Representations and Warranties of OWR. Except as set forth in the OWR Disclosure Schedule delivered by OWR to the Parent at the time of execution of this Agreement, OWR represents and warrants to Parent and Sub as follows:

(a) Organization, Standing and Corporate Power. OWR is duly organized, validly existing and is in good standing under the laws of Georgia and has the requisite corporate power and authority to carry on its business as now being conducted. OWR is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect (as defined in Section 9.02) with respect to OWR.

(b) Capital Structure. All outstanding shares of capital stock of OWR are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which OWR is a party or by which it is bound obligating OWR to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity or voting securities of OWR or obligating OWR to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of OWR to repurchase, redeem or otherwise acquire or make any payment with respect to any concerning any shares of capital stock of OWR. There are no agreements or arrangements pursuant to which OWR is or could be required to register shares of OWR Common Stock or other securities under the Securities Act of 1933, as amended (the "Securities Act") or other agreements or arrangements with or among any security holders of OWR with respect to any securities of OWR.

(c) Authority; Non-contravention. OWR has the requisite corporate and other power and authority to enter into this Agreement and to consummate the Merger. The execution and delivery of this Agreement by the OWR and the consummation by OWR of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of OWR. This Agreement has been duly executed and delivered by the OWR and constitutes a valid and binding obligation of OWR, enforceable against OWR in accordance with its terms. The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions hereof will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of OWR under, (i) the Articles of Incorporation or Bylaws of OWR, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to OWR, its properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to OWR, its properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any federal, state or local government or any court, administrative agency or commission or other governmental authority, agency, domestic or foreign (a "Governmental Entity"), is required by or with respect to OWR in connection with the execution and delivery of this Agreement by OWR or the consummation by OWR of the transactions contemplated hereby, except, with respect to this Agreement, for the filing of the Articles of Merger with the Secretary of State of Nevada.

(d) Absence of Certain Changes or Events. Since its inception, OWR has conducted its business only in the ordinary course consistent with past practice, and there is not and has not been: (i) any material adverse change with respect to OWR; (ii) any condition, event or occurrence which individually or in the aggregate could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to OWR; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.01 without prior consent of Parent; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of OWR to consummate the transactions contemplated by this Agreement.

(e) Litigation; Labor Matters; Compliance with Laws.

(i) There is no suit, action or proceeding or investigation pending or, to the knowledge of OWR, threatened against or affecting OWR or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to OWR or prevent, hinder or materially delay the ability of OWR to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the OWR having, or which, insofar as reasonably could be foreseen by the OWR, in the future could have, any such effect.

(ii) OWR is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to OWR.

(iii) The conduct of the business of OWR complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(g) Benefit Plans. OWR is not a party to any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) under which OWR currently has an obligation to provide benefits to any current or former employee, officer or director of the OWR (collectively, "Benefit Plans").

(f) Certain Employee Payments. OWR is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of OWR of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(g) Environmental Matters. OWR is in compliance with all applicable Environmental Laws. "Environmental Laws" means all applicable federal, state and local statutes, rules, regulations, ordinances, orders, decrees and common law relating in any manner to contamination, pollution or protection of human health or the environment, and similar state laws.

(h) Material Contract Defaults. OWR is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which OWR is a party (i) with expected receipts or expenditures in excess of $100,000, (ii) requiring OWR to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $100,000 or more, including guarantees of such indebtedness, or (v) which, if breached by OWR in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from OWR or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(i) Properties. OWR has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by OWR or acquired after the date thereof which are, individually or in the aggregate, material to OWR's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(j) Trademarks and Related Contracts. To the knowledge of OWR:

(i) As used in this Agreement, the term "Trademarks" means trademarks, service marks, trade names, Internet domain names, designs, slogans, and general intangibles of like nature; the term "Trade Secrets" means technology; trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, and methodologies; the term "Intellectual Property" means patents, copyrights, Trademarks, applications for any of the foregoing, and Trade Secrets.

(ii) To the knowledge of OWR, none of OWR's Intellectual Property or OWR License Agreements infringe upon the rights of any third party that may give rise to a cause of action or claim against OWR or its successors.

(l) Board Recommendation. The Board of Directors of OWR has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of OWR and recommended that the holders of the shares of OWR Common Stock approve the Merger.

(m) Required OWR Vote. The affirmative vote of a majority of the shares of each of OWR Common Stock is the only vote of the holders of any class or series of OWR's securities necessary to approve the Merger (the "OWR Shareholder Approval").

4.02 Representations and Warranties of Parent and Sub. Except as set forth in the disclosure schedule delivered by Parent to OWR at the time of execution of this Agreement (the "Parent Disclosure Schedule"), Parent and Sub represent and warrant to OWR as follows:

(a) Organization, Standing and Corporate Power. Each of Parent, Sub and the other Parent Subsidiaries (as defined in Section 4.02(b)) is (or at Closing will be) duly organized, validly existing and in good standing under the laws of the State of Nevada, as is applicable, and has the requisite corporate power and authority to carry on its business as now being conducted.

Each of Parent, Sub and the other Parent Subsidiaries is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed (individually or in the aggregate) would not have a material adverse effect with respect to Parent.

(b) Subsidiaries. The Parent has a subsidiary, named: EZJR, Inc. Acquisition Corporation or the Sub, which was incorporated January 30, 2012 in the State of Nevada. All the outstanding shares of capital stock of such corporation has been validly issued and is fully paid and non-assessable and, except as set forth in the Parent Disclosure Schedule, is owned (of record and beneficially) by Parent, free and clear of all Liens. Except for the capital stock of its subsidiary, which is a corporation, Parent does not own, directly or indirectly, any capital stock or other ownership interest in any corporation, partnership, business association, joint venture or other entity.

(c) Capital Structure. The authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, $0.001 par value, of which there are 7,873,750 common shares of Parent Common Stock are issued and outstanding. There are no shares of Parent Common Stock that are issuable upon the exercise of outstanding warrants, convertible notes, options and otherwise. All outstanding shares of capital stock of Parent are, and all shares which may be issued pursuant to this Agreement will be, when issued, duly authorized, validly issued, fully paid and non-assessable and, not subject to preemptive rights, and issued in compliance with all applicable state and federal laws concerning the issuance of securities. There are no outstanding bonds, debentures, notes or other indebtedness or other securities of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. Except as set forth above, there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any of its subsidiaries is a party or by which any of them is bound obligating Parent or any its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity securities of Parent or any of its subsidiaries or obligating Parent or any of its subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations, commitments, understandings or arrangements of Parent or any of its subsidiaries to repurchase, redeem or otherwise acquire or make any payment in respect of any shares of capital stock of Parent or any of its subsidiaries. The authorized capital stock of Sub consists of 75,000,000 shares of common stock, par value $0.001 per share, 390,000 shares of which have been validly issued, are fully paid and non-assessable, were issued in compliance with all applicable state and federal laws concerning the issuance of securities, and are owned by Parent, free and clear of any lien.

(d) Authority; Non-contravention. Parent and Sub have all requisite corporate authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Parent and Sub and the consummation by Parent and Sub of the transactions contemplated by this Agreement have been (or at Closing will have been) duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement has been duly executed and delivered by and constitutes a valid and binding obligation of each of Parent and Sub, enforceable against each such party in accordance with its terms. The execution and delivery of this agreement do not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any breach or violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of or "put" right with respect to any obligation or to loss of a material benefit under, or result in the creation of any lien upon any of the properties or assets of Parent or any of its subsidiaries under, (i) the articles of incorporation or bylaws of Parent or Sub or the comparable charter or organizational documents of any other subsidiary of Parent, (ii) any loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise or license applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, or (iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule, regulation or arbitration award applicable to Parent, Sub or any other subsidiary of Parent or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, breaches, violations, defaults, rights, losses or liens that individually or in the aggregate could not have a material adverse effect with respect to Parent or could not prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement. No consent, approval, order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Sub or any other subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Sub or the consummation by Parent or Sub, as the case may be, of any of the transactions contemplated by this Agreement, except for the filing of the Articles of Merger with the Secretaries of State of Nevada, as required, and such other consents, approvals, orders, authorizations, registrations, declarations, filings or notices as may be required under the "blue sky" laws of various states.

(e) SEC Documents; Undisclosed Liabilities. Parent has filed all reports, schedules, forms, statements and other documents as required by the U. S. Securities and Exchange Commission (the "SEC") and Parent has delivered or made available to OWR all reports, schedules, forms, statements and other documents filed with the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the "Parent SEC Documents"). As of their respective dates, the Parent SEC Documents complied in all material respects with the requirements of the Securities Act or the Securities Exchange Act of 1934, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Parent SEC documents, and none of the Parent SEC Documents (including any and all consolidated financial statements included therein) as of such date contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; except to the extent revised or superseded by a subsequent filing with the SEC (a copy of which has been provided to the OWR prior to the date of this Agreement).

Documents containing any untrue statement of a material fact or omits to state any material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Parent included in such Parent SEC Documents comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles (except, in the case of unaudited consolidated quarterly statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of Parent and its consolidated subsidiaries as of the dates thereof and the consolidated results of operations and changes in cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments as determined by Parent's independent accountants). Except as set forth in the Parent SEC Documents, at the date of the most recent audited financial statements of Parent included in the Parent SEC Documents, neither Parent nor any of its subsidiaries had, and since such date neither Parent nor any of such subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent.

(f) Absence of Certain Changes or Events. Except as disclosed in the Parent SEC Documents, since the date of the most recent financial statements included in the Parent SEC Documents, Parent has conducted its business only in the ordinary course consistent with past practice in light of its current business circumstances, and there is not and has not been: (i) any material adverse change with respect to Parent; (ii) any condition, event or occurrence which, individually or in the aggregate, could reasonably be expected to have a material adverse effect or give rise to a material adverse change with respect to Parent; (iii) any event which, if it had taken place following the execution of this Agreement, would not have been permitted by Section 4.02 without the prior consent of OWR; or (iv) any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement.

(g) Interim Operations of Sub. The Sub was formed in January, 2012 solely for the purpose of engaging in the transactions contemplated hereby, has (or will have) engaged in no other business activities and has (or will have) conducted its operations only as contemplated hereby.

(h) Litigation; Labor Matters; Compliance with Laws.

There is no suit, action or proceeding or investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or any basis for any such suit, action, proceeding or investigation that, individually or in the aggregate, could reasonably be expected to have a material adverse effect with respect to Parent or prevent, hinder or materially delay the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent having, or which, insofar as reasonably could be foreseen by Parent, in the future could have, any such effect.

(ii) Parent is not a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization as to wages or conditions of employment nor is there any strike, work stoppage or other labor dispute involving it pending or, to its knowledge, threatened, any of which could have a material adverse effect with respect to Parent.

(iii) The conduct of the business of Parent complies with all statutes, laws, regulations, ordinances, rules, judgments, orders, decrees or arbitration awards applicable thereto.

(i) Benefit Plans. Parent is not a party to any Benefit Plan under which Parent currently has an obligation to provide benefits to any current or former employee, officer or director of Parent.

(j) Certain Employee Payments. Parent is not a party to any employment agreement which could result in the payment to any current, former or future director or employee of Parent of any money or other property or rights or accelerate or provide any other rights or benefits to any such employee or director as a result of the transactions contemplated by this Agreement, whether or not (i) such payment, acceleration or provision would constitute a "parachute payment" (within the meaning of Section 280G of the Code), or (ii) some other subsequent action or event would be required to cause such payment, acceleration or provision to be triggered.

(k) Environmental Matters. Parent is in compliance with all applicable Environmental Laws.

(l) Material Contract Defaults. Parent is not, or has not, received any notice or has any knowledge that any other party is, in default in any respect under any Material Contract; and there has not occurred any event that with the lapse of time or the giving of notice or both would constitute such a material default. For purposes of this Agreement, a Material Contract means any contract, agreement or commitment that is effective as of the Closing Date to which Parent is a party (i) with expected receipts or expenditures in excess of $10,000, (ii) requiring Parent to indemnify any person, (iii) granting exclusive rights to any party, (iv) evidencing indebtedness for borrowed or loaned money in excess of $10,000 or more, including guarantees of such indebtedness, or (v) which, if breached by Parent in such a manner would (A) permit any other party to cancel or terminate the same (with or without notice of passage of time) or (B) provide a basis for any other party to claim money damages (either individually or in the aggregate with all other such claims under that contract) from Parent or (C) give rise to a right of acceleration of any material obligation or loss of any material benefit under any such contract, agreement or commitment.

(m) Properties. Parent has good, clear and marketable title to all the tangible properties and tangible assets reflected in the latest balance sheet as being owned by Parent or acquired after the date thereof which are, individually or in the aggregate, material to Parent's business (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all material liens.

(n) Trademarks and Related Contracts.

(i) As used in this Agreement, the term "Parent License Agreements" means any license agreements granting any right to use or practice any rights under any Intellectual Property, and any written settlements relating to any Intellectual Property, to which Parent is a party or otherwise bound.

(ii) To the knowledge of Parent, none of Parent's Intellectual Property infringe upon the rights of any third party that may give rise to a cause of action or claim against Parent or its successors.

(o) Board Recommendation. The Board of Directors of Parent has unanimously determined that the terms of the Merger are fair to and in the best interests of the shareholders of Parent.

ARTICLE IV

COVENANTS RELATING TO

CONDUCT OF BUSINESS PRIOR TO MERGER

4.01 Conduct of OWR and Parent. From the date of this Agreement and until the Effective Time of the Merger, or until the prior termination of this Agreement, OWR and Parent shall not, unless mutually agreed to in writing:

(a) engage in any transaction, except in the normal and ordinary course of business, or create or suffer to exist any Lien or other encumbrance upon any of their respective assets or which will not be discharged in full prior to the Effective Time of the Merger;

(b) sell, assign or otherwise transfer any of their assets, or cancel or compromise any debts or claims relating to their assets, other than for fair value, in the ordinary course of business, and consistent with past practice;

(c) fail to use reasonable efforts to preserve intact their present business organizations, keep available the services of their employees and preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others, to the end that its good will and on-going business not be impaired prior to the Effective Time of the Merger;

(d) except for matters related to complaints by former employees related to wages, suffer or permit any material adverse change to occur with respect to OWR and Parent or their business or assets; or

(e) make any material change with respect to their business in accounting or bookkeeping methods, principles or practices, except as required by GAAP.

ARTICLE V

ADDITIONAL AGREEMENTS

5.01 Access to Information; Confidentiality.

(a) OWR shall, and shall cause its officers, employees, counsel, financial advisors and other representatives to, afford to Parent and its representatives reasonable access during normal business hours during the period prior to the Effective Time of the Merger to its properties, books, contracts, commitments, personnel and records and, during such period, the OWR shall, and shall cause its officers, employees and representatives to, furnish promptly to Parent all information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. For the purposes of determining the accuracy of the representations and warranties of OWR set forth herein and compliance by OWR of its obligations hereunder, during the period prior to the Effective Time of the Merger, Parent shall provide OWR and its representatives with reasonable access during normal business hours to its properties, books, contracts, commitments, personnel and records as may be necessary to enable OWR to confirm the accuracy of the representations and warranties of Parent set forth herein and compliance by Parent and Sub of their obligations hereunder, and, during such period, Parent shall, and shall cause its subsidiaries, officers, employees and representatives to, furnish promptly to OWR upon its request (i) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its business, properties, financial condition, operations and personnel as such other party may from time to time reasonably request. Except as required by law, each of OWR, Sub, and Parent will hold, and will cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and affiliates to hold, any nonpublic information in confidence.

(b) No investigation pursuant to this Section 5.01 shall affect any representations or warranties of the parties herein or the conditions to the obligations of the parties hereto.

5.02 Best Efforts. Upon the terms and subject to the conditions set forth in this Agreement, each of the parties agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement. Parent, Sub and OWR will use their best efforts and cooperate with one another (i) in promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (or, which if not obtained, would result in an event of default, termination or acceleration of any agreement or any put right under any agreement) under any applicable law or regulation or from any governmental authorities or third parties, including parties to loan agreements or other debt instruments and including such consents, approvals, waivers, permits or authorizations as may be required to transfer the assets and related liabilities of OWR to the Surviving Corporation in the Merger, in connection with the transactions contemplated by this Agreement, and (ii) in promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, permits or authorizations. Parent and OWR shall mutually cooperate in order to facilitate the achievement of the benefits reasonably anticipated from the Merger.

5.03 Public Announcements. Parent and Sub, on the one hand, and OWR, on the other hand, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release or releases to be issued with respect to the transactions contemplated by this Agreement shall be mutually agreed upon prior to the issuance thereof.

5.04 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses.

5.05 No Solicitation. Except as previously agreed to in writing by the other party, neither OWR or Parent shall authorize or permit any of its officers, directors, agents, representatives, or advisors to (a) solicit, initiate or encourage or take any action to facilitate the submission of inquiries, proposals or offers from any person relating to any matter concerning any merger, consolidation, business combination, recapitalization or similar transaction involving OWR or Parent, respectively, other than the transaction contemplated by this Agreement or any other transaction the consummation of which would or could reasonably be expected to impede, interfere with, prevent or delay the Merger or which would or could be expected to dilute the benefits to OWR of the transactions contemplated hereby. OWR or Parent will immediately cease and cause to be terminated any existing activities, discussions and negotiations with any parties conducted heretofore with respect to any of the foregoing.

ARTICLE VI

CONDITIONS PRECEDENT

6.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect.

(b) No Dissent. Holders of no more than five percent (5%) of the Sub’s Common Stock shall have dissented to the Merger.

6.02 Conditions to Obligations of OWR. The obligations of OWR to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of OWR set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. Parent shall have received a certificate signed on behalf of OWR by the president of OWR to such effect.

(b) Performance of Obligations of OWR. OWR shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to OWR or adversely affect the ability of OWR to consummate the transactions herein contemplated or perform its obligations hereunder), and Parent shall have received a certificate signed on behalf of OWR by the president of OWR to such effect.

(c) Consents, etc. Parent shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(d) No Litigation. There shall not be pending or threatened by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from Parent or any of its subsidiaries any damages that are material in relation to Parent and its subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by OWR, Parent or any of its subsidiaries of any material portion of the business or assets of the OWR, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of OWR, Parent or any of its subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement, (iii) seeking to impose limitations on the ability of Parent or Sub to acquire or hold, or exercise full rights of ownership of, any shares of OWR Common Stock or Common Stock of the Surviving Corporation, including, without limitation, the right to vote the OWR Common Stock or Common Stock of the Surviving Corporation on all matters properly presented to the shareholders of OWR or the Surviving Corporation, respectively, or (iv) seeking to prohibit Parent or any of its subsidiaries from effectively controlling in any material respect the business or operations of OWR.

6.03 Conditions to Obligation of Parent and Sub. The obligation of the Parent and Sub to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Sub set forth in this Agreement shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed the obligations required to be performed by them under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a material adverse effect with respect to Parent or adversely affect the ability of Parent to consummate the transactions herein contemplated or perform its obligations hereunder), and OWR shall have received a certificate signed on behalf of Parent by the president of Parent to such effect.

(c) No Litigation. There shall not be pending or threatened any suit, action or proceeding before any court, Governmental Entity or authority (i) pertaining to the transactions contemplated by this Agreement or (ii) seeking to prohibit or limit the ownership or operation by OWR, Parent or any of its subsidiaries, or to dispose of or hold separate any material portion of the business or assets of OWR, Parent or any subsidiaries.

(d) Consents, etc. OWR shall have received evidence, in form and substance reasonably satisfactory to it, that such licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties as necessary in connection with the transactions contemplated hereby have been obtained.

(e) Filing of Merger Agreement. Parent shall have filed or will promptly file after the Closing Date in the office of the Secretary of State or other office of each jurisdiction in which such filings are required for the Merger to become effective.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and abandoned at any time prior to the Effective Time of the Merger:

(a) by mutual written consent of Parent and OWR;

(b) by either Parent or OWR if any Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(c) by either Parent or OWR if the Merger shall not have been consummated on or before March 31, 2012 (other than as a result of the failure of the party seeking to terminate this Agreement to perform its obligations and due diligence under this Agreement required to be performed at or prior to the Effective Time of the Merger);

(d) by Parent, if a material adverse change shall have occurred relative to OWR;

(e) by Parent, if OWR willfully fails to perform in any material respect any of its material obligations under this Agreement; or

(f) by OWR, if Parent or Sub willfully fails to perform in any material respect any of their respective obligations under this Agreement.

7.02 Effect of Termination. In the event of termination of this Agreement by either OWR or Parent as provided in Section 7.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Sub or OWR, other than the provisions of the last sentence of Section 5.02(a) and this Section 7.02. Nothing contained in this Section shall relieve any party for any breach of the representations, warranties, covenants or agreements set forth in this Agreement.

7.03 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

7.04 Extension; Waiver. Subject to Section 7.01(c), at any time prior to the Effective Time of the Merger, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

7.05 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 7.01, an amendment of this Agreement pursuant to Section 7.03 or an extension or waiver of this Agreement pursuant to Section 7.04 shall, in order to be effective, require in the case of Parent, Sub or OWR, action by its Board of Directors.

7.06 Return of Documents. In the event of termination of this Agreement for any reason, Parent and OWR will return to the other party all of the other party's documents, work papers, and other materials (including copies) relating to the transactions contemplated in this Agreement, whether obtained before or after execution of this Agreement. Parent and OWR will not use any information so obtained from the other party for any purpose and will take all reasonable steps to have such other party's information kept confidential.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.01 Survival of Representations and Warranties. The representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time of the Merger until the Settlement Date.

8.02 Indemnification.

(a) Irrespective of any due diligence investigation conducted by OWR with regard the transactions contemplated hereby, the Parent shall indemnify and hold OWR and each of its officers and directors (the "OWR Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by OWR or any of OWR Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by Parent as set forth herein.

(b) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of the Parent, the sole remedy of OWR or OWR Representatives further to this Section 8.02 shall be offset of such Losses against shares held by the Parent and in Section 8.04 herein.

(c) OWR shall indemnify and hold the Parent and each of its officers and directors (the "Parent Representatives") harmless from and against any and all liabilities, obligations, damages, losses, deficiencies, costs, penalties, interest and expenses (collectively, "Losses") arising out of, based upon, attributable to or resulting from any and all Losses incurred or suffered by the Parent or any of the Parent Representatives resulting from or arising out of any breach of a representation, warranty or covenant made by OWR as set forth herein.

(d) Notwithstanding anything to the contrary contained in this Agreement, in the absence of any fraud or intentional misconduct on the party of OWR, the sole remedy of the Parent or the Parent Representatives further to this Section 8.02 shall be offset of such Losses against shares held as further described in Section 8.04 herein.

ARTICLE IX

GENERAL PROVISIONS

9.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by facsimile, electronic mail, or overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

9.02 Definitions. For purposes of this Agreement:

(a) an "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person;

(b) "material adverse change" or "material adverse effect" means, when used in connection with OWR or Parent, any change or effect that either individually or in the aggregate with all other such changes or effects is materially adverse to the business, assets, properties, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole (after giving effect in the case of Parent to the consummation of the Merger);

(c) "person" means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity; and

(d) a "subsidiary" of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of Directors or other governing body (or, if there are no such voting interests, fifty percent (50%) or more of the equity interests of which) is owned directly or indirectly by such first person.

9.03 Interpretation. When a reference is made in this Agreement to a Section, Exhibit or Schedule, such reference shall be to a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

9.04 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements referred to herein constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement. This Agreement is not intended to confer upon any person other than the parties any rights or remedies.

9.05 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

9.07 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of Nevada, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court, and (b) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any state court other than such court.

9.08 Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

9.09 Counterparts. This Agreement may be executed in one or more identical counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more such counterparts shall have been executed by each of the parties and delivered to the other parties.

IN WITNESS WHEREOF, the undersigned have caused their duly authorized officers (or representatives in the case of Sub) to execute this Agreement as of the date first above written.

EZJR, INC.

(Parent)

By: /s/ Adam Alred

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Name: Adam Alred

Title: Chief Executive Officer

EZJR, Inc. Acquisition Corporation

(Sub)

By: /s/ Adam Alred

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Name: Adam Alred

Title: President & CEO

Owner Wiz Realty

By: /s/ Adam Alred

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Name: Adam Alred, CEO

Title: Chief Executive Officer